BOSTON PARTNERS

CODE OF ETHICS

As of May 1, 2026

COMPLIANCE POLICIES

A.	Code of Ethics

Boston Partners has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct. Furthermore, this Code does not attempt to identify all potential conflicts of interest or conduct abuses, and violations regarding the spirit of the Code may be subject to disciplinary action. Questions regarding the interpretation of the Code or its application to particular conduct should be addressed with Legal or the CD.

A.	APPLICABILITY AND DEFINITIONS

This Code and all sections, unless specifically noted otherwise, apply to all Supervised Persons.

“Supervised Persons” for purposes of this Code means:

1.	Directors, and officers of Boston Partners (or other persons occupying a similar status or performing similar functions);

2.	Employees of Boston Partners and registered representatives of Boston Partners Securities LLC (collectively “Employees”);

3.	Any other person who provides investment advisory advice on behalf of Boston Partners and is subject to Boston Partners’ supervision and control; and

4.	Certain other persons designated by the CD, such as temporary/contract workers who support our businesses.

“Access Person” for purposes of this Code means any Supervised Person:

1.	Who has access to non-public information regarding any client’s purchases or sales of securities, or

2.	Who has non-public information regarding the portfolio holdings of any mutual fund, managed account, or private investment fund managed by Boston Partners (“client accounts”); or

3.	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or

4.

Who is a director or officer of Boston Partners. Excepted from this requirement are Directors of Boston Partners who are not involved in the day-to-day business activities of the firm or do not have access to confidential information regarding client securities holdings, transactions, or recommendations. Also exempted from this requirement are Boston Partners Funds’ directors who are not employees of Boston Partners nor have access to confidential information regarding client securities holdings, transactions or recommendations; or

5.	Certain other persons designated by the CD, such as temporary/contract workers who support our businesses.

The CD will notify all individuals of their status as either a Supervised Person or an Access Person.

B.	STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1.

Boston Partners is a fiduciary and its Supervised Persons have a duty to act for the benefit of Boston Partners’ clients and shall at all times place the financial interests of the client ahead of Boston Partners;

2.	Boston Partners holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.	Boston Partners fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury. The applicable laws are designed to prevent the following practices, which should not be viewed as all-encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

•	Defraud any client in any manner;

•	Mislead any client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security, including price manipulation.

D.	CONFLICTS OF INTEREST

As a fiduciary, Boston Partners has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of Boston Partners’ clients. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.

The following specific guidelines should not be viewed as all-encompassing and are not intended to be exclusive of others:

•	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain;

•	No Supervised Person shall use knowledge about pending or currently considered client securities transactions to profit personally as a result of such transactions;

•	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client;

•	All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid abuse of that individual’s position of trust and responsibility.

E.	CONFIDENTIALITY

Boston Partners generates, maintains, and possesses information that it views as proprietary, and it must be held strictly confidential by all Supervised Persons. This information includes, but is not limited to:

•	the financial condition and business activity of Boston Partners or any enterprise with which Boston Partners is conducting business;

•	investment management agreements and partnership agreements;

•	client specific information;

•	holdings in client accounts;

•	research analyses and trading strategies;

•	internal communications;

•	legal advice; and

•	computer access codes.

Supervised Persons may not use proprietary information for their own benefit or for the benefit of any party other than the client. Failure to maintain the confidentiality of this information may have serious detrimental consequences for Boston Partners, its clients, and the Supervised Person who breached the confidence.

In order to safeguard Boston Partners’ proprietary information, Supervised Persons are expected to abide by the following:

•	Never share proprietary information with anyone at Boston Partners except on a needs-to-know basis;

•

Never disclose proprietary information to anyone outside of Boston Partners, except in connection with Boston Partners’ business and in a manner consistent with the client’s interests, or unless required in order to make a statement not misleading, or to otherwise comply with the law;

•

Disclosing proprietary information in connection with Boston Partners’ business is permissible in accordance with Boston Partners’ Selective Disclosure and Disclosing Portfolio Holdings Policy, Boston Partners’ Privacy and Disposal Policy, and Boston Partners’ Media Policy;

•

Never remove any proprietary information from Boston Partners’ premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Supervised Person or in a secure place at all times and returned promptly to Boston Partners’ premises);

•

Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by Boston Partners;

•	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;

•	Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved.

Boston Partners’ restrictions on the use of proprietary information continue in effect after termination of employment with Boston Partners, unless specific written permission is obtained from the General Counsel. For purposes of clarification, the terms of any separate confidentiality agreement between an Employee and Boston Partners or any of its affiliates shall supersede this general restriction, to the extent applicable.

Federal law protects the ability of “whistleblowers” to report violations of applicable law. Nothing in any agreement between yourself and Boston Partners shall be interpreted or deemed to limit you in any way from communicating with the Securities and Exchange Commission and/or other regulators about any actions that you reasonably believe to be a violation of applicable securities laws or with any other regulatory or enforcement agency about any actions that you reasonably believe to be a violation of any other applicable law.

Any questions regarding policies and procedures on the use of proprietary information should be brought to the attention of the CCO.

F.	EMPLOYEE PERSONAL SECURITIES MONITORING

DEFINITIONS

“Covered Security” shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, municipal bonds, exchange traded funds (including single-stock ETFs), shares of closed-end mutual funds, shares of open end mutual funds that are advised or sub advised by Boston Partners, its affiliates or, in general, any interest or investment commonly known as a security.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or sub-advised by Boston Partners or its affiliates, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commodity trusts, commercial paper, high quality short-term debt instruments, including repurchase agreements, which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).

“Investment Personnel” shall include portfolio managers, research analysts, traders and any other person who provides information or advice to portfolio managers, or who helps execute or implement the portfolio manager’s decisions as designated by the CD.

“Beneficial Interest” shall include any Covered Security in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

•	accounts personally held by the Supervised Person;

•	accounts held by the Supervised Person’s immediate family members related by blood or marriage sharing the same household;

•	any person or organization (such as an investment club) with whom a Supervised Person has an opportunity to directly or indirectly share in any profit from a transaction in a Covered Security; or

•	any trusts of which a Supervised Person is trustee with investment control and/or trading authority.

“Designated Broker/Dealer” is one who has contracted with Boston Partners to make available Supervised Persons’ investment accounts, statements and confirmations via electronic download. A list of designated broker/dealers is available upon request from the CD.

“Outside Account” shall include any Supervised Person’s Covered Securities account not held at a Designated Broker/Dealer.

1.	ACCESS TO SUPERVISED PERSONS’ ACCOUNTS, CONFIRMATIONS AND STATEMENTS

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with a Designated Broker/Dealer, unless prior written permission to maintain an Outside Account has been granted by the CD. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to the CD.

The CD will supervise the review of all confirmations and/or account statements to ensure the required pre-approvals were obtained and to verify the accuracy of the information submitted in the quarterly reports.

2.	INVESTMENT ACTIVITIES

•	Supervised Persons may not offer investment advice or manage any person’s portfolio in which he/she does not have a beneficial interest without prior written approval.

•	Supervised Persons may not participate in an investment club without prior written approval.

3.	PRE-CLEARANCE

Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:

A.	Covered Securities Transactions

Mandatory written/electronic pre-clearance prior to the execution of any transaction involving a Covered Security. The CD may approve transactions. See Section 6 for exemptions.

B.	Approvals

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

C.	Initial Public Offering (IPO) Transactions

Mandatory written/electronic pre-clearance prior to participation in an IPO, except for Government Bonds and Municipal Securities. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

D.	Private Limited Opportunity Investments

Mandatory written/electronic pre-clearance prior to the execution of any private limited opportunity investment in a security. Private limited opportunity investments include, but are not limited to, private investments in hedge funds and Delaware Statutory Trusts, as well as any private business investment in a security, including a family business. Any questions regarding whether or not a particular investment requires written/electronic consent should be addressed with the CD prior to investment. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

E.	Short Sales/Cover Shorts/Options

Mandatory written/electronic pre-clearance prior to execution of any personal transaction involving a short position or option position except for ETFs/ETNs. Supervised Persons may not sell a security short if it is currently held long in a client account. This prohibition includes writing naked call options, or buying naked put options. Approval is determined based on the underlying security and transactions are subject to all blackout policies including the short-term profit prohibition. Short positions on ETFs/ETNs do not require pre-clearance and are not subject to the blackout periods or a 30-day holding period.

F.	Gifts of Securities

Gifts of securities do not need pre-clearance but must be reported on quarterly transaction and annual holdings statements.

G.	Single-Stock ETFs

Mandatory written/electronic pre-clearance prior to investing in any single-stock ETFs. Exemptions under Section 6.B.2. will not apply to single-stock ETFs.

4.	HOLDING PERIODS

Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:

A.

Supervised Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. “Equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

B.	Multiple purchases/sales of the same or equivalent security will be considered on a First-In-First-Out (“FIFO”) basis.

C.

Closing transactions resulting in a loss may be made after a holding period of one day. Note that pre-clearance is still required for transactions that do not meet the de minimis exemption under Section 6.B.2.

D.	Trading of a security in both directions (buy/sell or sell/buy), (“Day Trading”) is prohibited.

5.	BLACK OUT PERIODS

A.	No Supervised Persons shall purchase or sell any Covered Security for which an open order currently exists in a client portfolio.

B.

Investment Personnel are prohibited from purchasing or selling any Covered Security for which they have responsibility for a Client Transaction or should have knowledge that the security may be under active consideration 2 days before a “Client Transaction.” Transactions are allowed on the third day.

C.

Supervised Persons are prohibited from purchasing or selling any Covered Security that is also held in client accounts 2 days after a “Client Transaction.” Employee trades are allowed on the third day.

“Client Transaction” is generally defined as any trade across all or a significant number of portfolios in one strategy whereby the Covered Security: 1) has been newly established, or 2) the percent holding has been increased or decreased, 3) or a new account is being funded and a significant position, as determined by Boston Partners, is being established.

6.	EXEMPT TRANSACTIONS

Outlined below are certain exemptions to the Code; however, such exemptions may be withheld by Boston Partners in its sole discretion. Additional exemptions may be permitted on a case-by-case basis to any provision in this Code when the circumstances of the situation strongly support an exemption.

A.	Black Out Period Exemptions

Covered Security transactions for which a Supervised Person has requested and received preclearance from the CD will not be deemed to have violated any blackout period in Section 5 based upon subsequent information or events unless the Supervised Person is the Portfolio Manager or other Investment Person directly responsible for recommending, approving/initiating, or executing the client transaction.

B.	Pre-Clearance and Black Out Period Exemptions

The following transactions are exempt from the Pre-Clearance provisions as defined in Section 3 and from the Black Out Period provisions as defined in Section 5.

These transactions are NOT exempt from Holding Period provisions as defined in Section 4 or from the Reporting provisions as defined in Section 7.

1.	Purchases and Sales of shares of mutual funds advised or sub-advised by Boston Partners or its affiliates.

2.	Purchases and sales involving a long* position in a common stock, exchange-traded fund, or a closed end fund when:

i)	the market cap is in excess of $3 billion; AND

ii)	the aggregate share amount executed across all accounts in which the Employee has a Beneficial Interest is 1,000 shares or fewer over a 30-day period.

*Note, this exemption does not apply to single-stock ETFs, short positions or options.

3.	Purchases and sales of Corporate Bonds.

C.	Pre-Clearance, Holding, and Black Out Period, Period Exemptions

The following transactions are exempt from all Pre-Clearance provisions defined in Section 3, Holding Period provisions as defined in Section 4, and Black Out Period provisions as defined in Section 5.

These transactions are NOT exempt from the Reporting provisions as defined in Section 7.

1.

Covered Security transactions executed on a fully discretionary basis by a Registered Investment Adviser (other than Boston Partners) on behalf of a Supervised Person and a letter stating such is maintained in the file;

2.

Purchases and sales of Exchange traded funds (“ETFs”) / Exchange traded notes (“ETN”) or options on ETFs/ETNs. (*Exemption applies to 30 days hold for profit, does not apply to prohibition of Day Trading. Day Trading of ETFs/ETNs or options on ETFs/ETNs is prohibited);

3.	Purchases or sales effected in any account over which there is no direct or indirect influence or control;

4.

Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5.	Systematic investment plans provided the CCO, or designee, has been previously notified of the participation in the plan;

6.

Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights);

7.

Transactions by an Investment Person acting as a portfolio manager for an investment limited partnership or investment company where Boston Partners is the contractual investment adviser and in which the Investment Person has a Beneficial Interest or for or any account in which Boston Partners has a proprietary interest.

7.	REPORTING REQUIREMENTS

A.	Quarterly Transaction Reports

All Supervised Persons must submit to the CD a report of every Covered Security transaction, IPO, private limited opportunity investment, and gift of covered securities in which they received/participated or in which they beneficially owned/participated during the calendar quarter no later than 30 days after the end of that quarter.

The report shall include the following:

1.	The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer, or bank through which the transaction was effected;

5.	With respect to any account established by an Access Person during the quarter, the name of the broker, dealer, or bank with whom the account was established;

6.	The date the account was established; and

7.	The date the report was submitted.

ACCOUNTS HELD AT DESIGNATED BROKER/DEALERS EXCEPTION

For securities transactions for which the CD has direct access through a Designated Broker/Dealer electronic confirmation, such electronic access is deemed to be sufficient reporting to comply with the above requirement although a quarterly certification of completeness is still required. Each Supervised Person must verify that the CD has this required access prior to taking advantage of this exception.

B.	Initial Holdings Report

All Access Persons shall disclose to the CD, no later than 10 days after becoming an Access Person, a listing of Covered Securities in which the Access Person has a Beneficial Interest as of a date no more than 45 days before the report is submitted.

The report shall include the following:

1.

The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest when the person became an Access Person;

2.

The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the report is submitted.

The CD will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest and to understand the full nature of the Access Person’s current holdings.

C.	Annual Holdings Reports

Annually, on a date determined by the CD, Access Persons shall deliver to the CD, a listing of Covered Securities in which the Access Person has a Beneficial Interest that must be current as of a date no more than 45 days before the report is submitted.

The report shall include the following:

1.	The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest;

2.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

The CD will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to understand the full nature of the Access Person’s current holdings.

8.	RESTRICTED SECURITIES LIST

The CD maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between Boston Partners or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify Legal or the CD. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List shall be made by Legal.

If it is determined that the Supervised Person is in possession of material, non-public information, the CD will establish a “Protective Wall” around the Supervised Person, to the extent reasonably possible. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of Legal. In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of Legal.

When a pre-clearance request is received from a Supervised Persons in a security on the Restricted List, ComplySci will automatically deny the request. The CD maintains procedures for adding securities to the Restricted List as well as monitoring and removal of those securities from the list.

9.	TRADING ACTIVITY REVIEW

Supervised Persons are expected to devote their full time and attention to their work responsibilities. Boston Partners may take steps to curtail an individual’s trading activity if, in the judgment of the appropriate department manager or the CD, the Supervised Person’s trading activity is having or may have an adverse impact on their job performance.

G.	INSIDER TRADING AND MATERIAL NON-PUBLIC INFORMATION

Boston Partners has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of material, non-public information.

Insider trading is generally defined as purchasing or selling securities while in the possession of material, non-public information in violation of a duty not to trade. However, if no duty exists, it is permissible to trade when in possession of this information. The question of duty is complex and depends on facts and circumstances. Situations which could require a fiduciary duty not to act include but are not limited to: information gained directly from corporate insiders or temporary insiders (i.e. officers, directors and employees of a company), information gained from participation on formal or informal creditors’ committees, and information prohibited from disclosure by confidentiality agreements. Additionally, a misappropriation theory exists whereby an individual who possesses inside information would be prohibited from trading on such information if they are found to owe a duty to a third party and not the corporation whose securities are being traded. You must refer any questions to Legal for a correct interpretation if you believe you may be in possession of material non-public information.

1.	What is Material Information?

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult Legal.

2.	What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public. If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult Legal.

While Supervised Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact Legal if you have any questions with regard to this Regulation.

Supervised Persons working on a private securities transaction who receive information from a company representative regarding the transaction or who have knowledge of an affiliate’s private equity transactions should treat the information as non-public. The termination or conclusion of the negotiations in many instances will not change the status of that information.

3.	Examples of Material, Non-Public Information

A.	Material information may be about the issuer itself such as:

•	Information about a company’s earnings or dividends, (such as whether they will be increasing or decreasing);

•	any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

•	information about a company’s physical assets (e.g., an oil discovery, or an environmental problem);

•	information about a company’s personnel (such as a valuable employee leaving or becoming seriously ill); or

•

information about a company’s financial and/or legal status (e.g., any plans or other developments concerning major litigation, financial restructuring or the issuance or redemption of, or any payments on, any securities).

B.	Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets such as:

•	Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

•	information that a competitor has just developed a product that may cause sales of a company’s products to decrease.

C.	Material information may include information about Boston Partners’ portfolio management activities such as:

•	any information that Boston Partners is considering when assessing whether to purchase or sell a security;

•	any actual purchase or sale decisions; or

•	all client holdings.

4.	Boston Partners’ Use of Material, Non-Public Information

Supervised Persons may receive or have access to material, non-public information in the course of their work at Boston Partners. Company policy, industry practice and federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Supervised Persons adhere to the applicable laws, Boston Partners has adopted the following policies:

Supervised Persons:

•

may not use material, non-public information about an issuer for investment purposes to benefit client or proprietary accounts, for personal gain, or share such information with others for their personal benefit;

•	may not pass material, non-public information about an issuer on to others or recommend that others trade the issuer’s securities;

•	must treat as confidential all information defined in Section E, Confidentiality, of this Code and preserve the confidentiality of such information and disclose it only as defined in that section;

•

must consider all client holdings as material, nonpublic information. In addition, if a Supervised Person is aware that Boston Partners is considering or actually trading any security for any account it manages, the Supervised Person must regard that as material, nonpublic information. While deemed material, nonpublic information, securities which Boston Partners is considering or actually trading for client accounts may be traded by Boston Partners and are exempt from reporting to Legal, but remain subject to all other confidentiality provisions discussed above in Section E as well as Boston Partners’ Privacy Policy, Selective Disclosure and Disclosing Portfolio Holdings Policy, and Investment Recommendations Policy;

•	are prohibited from discussing the following when sourcing or analyzing investment ideas with buy-side investment professionals:

•	disclosing whether or not a particular security is held in client accounts;

•	disclosing Boston Partners’ immediate buy/sell intent with respect to a specific security, or

•	making consensus buy/sell decisions; and

•

for material nonpublic information other than Boston Partners client holdings or transactions must contact Legal immediately and disclose that they are in possession of material nonpublic information and may not communicate such information to anyone without the advance approval of Legal.

•

are prohibited from using material, non-public information, including but not limited to information regarding client holdings, trading activity, investment intent, internal research, portfolio positioning, issuer-specific events, or anticipated market or regulatory outcomes, to transact in, recommend, facilitate, or otherwise participate in prediction markets or event-based contracts (including, but not limited to, Polymarket or similar platforms), regardless of whether such contracts reference a traditional “security.”

•

Supervised Persons may not use prediction markets to obtain direct or indirect economic exposure to issuers, securities, industries, macroeconomic events, corporate actions, or regulatory outcomes where the Supervised Person possesses material, non-public information or where such activity could reasonably be expected to benefit from Boston Partners’ confidential information or investment activities.

•

Trading in prediction markets while in possession of material, non-public information shall be treated as the functional equivalent of trading securities while in possession of material, non-public information and is strictly prohibited.

5.	Penalties for Insider Trading

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the volatile trading, a penalty of up to three times the illicit windfall and an order permanently barring you from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue you.

Regardless of whether a government inquiry occurs, Boston Partners views seriously any violation of this Policy Statement. Disciplinary sanctions may be imposed on any person committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.

6.	Monitoring

In addition to maintaining a Restricted List, Boston Partners maintains Value Added Investor Procedures to monitor potential conflicts of interest and potential insider trading due to the nature of these relationships. Furthermore, the CD monitors for instances of insider trading which include, but are not limited to, reviews of personal trading activity and email surveillance.

7.	Engagement of Research Consultants

No research consultant may be engaged by Boston Partners without the prior approval of the Head of Research and the CCO or his delegate in the CD. An engagement of a research consultant must be undertaken with appropriate safeguards to prevent the transmission of inside information from the consultant to Boston Partners. Any engagement of a research consultant shall be pursuant to a written agreement that shall, at a minimum, (i) impose confidentiality obligations on the consultant, (ii) contain an acknowledgement by the Consultant that Boston Partners is not requesting and does not want to be provided with material non-public information regarding any issuer of securities or information the provision of which would breach any duty, and (iii) contain a covenant by the consultant not to provide any material non-public information to Boston Partners. Prior to approval, the CD shall undertake sufficient due diligence to ensure that the consultant is suitable for retention by Boston Partners, including, in particular, that the consultant has in place reasonable procedures to prevent the transmission to Boston Partners of material nonpublic information. Boston Partners personnel should notify any prospective consultant as soon as reasonably possible at the inception of any discussions about the engagement or services that the consultant may perform for Boston Partners that Boston Partners does not wish to receive any material nonpublic information and requests that the consultant not provide any such information.

H.	GIFTS AND ENTERTAINMENT POLICY

Supervised Persons or their family members should not offer or accept gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person. The following guidelines will further clarify this general principal. Please refer to Boston Partners’ Gift & Entertainment Policy Supplement for specific examples and additional guidance.

DEFINITIONS:

“Gift” – anything of value, including, but not limited to gratuities, tokens, objects, clothing, or certificates for anything of value. The definition also includes any meal, tickets or admission to events where the person supplying the meal or event is not present.

“Entertainment” – business meals and events such as sporting events, shows, concerts where the person supplying the meal or event is present.

1.	GIFTS POLICY

A.

In a given calendar year, no Supervised Person shall accept any Gift(s), in the aggregate, of more than $300 value from the same person or entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Boston Partners. Gifts of greater than $300 value are to be declined or returned in order not to compromise the reputation of Boston Partners or the individual. Gifts valued at less than $300 and that are considered customary in the industry, are considered appropriate. Further, small, inconsequential gifts, such as gifts received at a conference that were provided to all attendees, inexpensive promotional items from vendors, and other mementos of the like can be accepted without consequence, as long as they meet the conditions listed above. Additional exemptions may be permitted on a case-by-case basis when the circumstances of the situation strongly support an exemption.

B.

No Supervised Person shall provide Gifts of more than $300 value, per person, per year, to existing clients, prospective clients, or any entity that does business with or on behalf of a client (or any of its portfolios), or any entity that provides a service to Boston Partners. Gifts valued at less than $300 and considered customary in the industry, are considered appropriate.

C.

Generally, a Supervised Person may not accept or provide a Gift of cash or cash equivalent, (such as a gift card, gift certificate or gift check). Exceptions may be permissible with the approval of a member of Boston Partners’ Management Committee.

D.	Supervised Persons are expressly prohibited from soliciting anything of value from a client, or other entity with which the firm does business.

E.

Similarly, Supervised Persons should not agree to provide a Gift that is requested by a client, or other entity with which the firm does business, (such as concert, sporting event or theater tickets,), except if (1) providing the Gift is permissible under this Policy or (2) if not permissible under this Policy, assisting a client or other entity in acquiring tickets for which they intend to pay full value.

2.	ENTERTAINMENT POLICY

A.	Supervised Persons may engage in normal and customary business entertainment. Entertainment that is extraordinary or extravagant, or that does not pertain to business, is not permitted.

Importantly, please note that certain rules and regulations enacted by the client or a regulator of the client may exist which prevent any form of Gifts or Entertainment. You must be cognizant of what each client allows, especially pertaining to public funds, where rules may be very stringent. Prior to providing Entertainment or a Gift to a representative of a public entity, contact the CD to verify interpretation of state or municipal regulations.

3.	STANDARD OF REASONABLENESS

The terms “extraordinary” or “extravagant,” “customary in the industry,” and “normal and customary” may be subjective. Reasonableness is a standard that may vary depending on the facts and circumstances. If you have questions regarding a gift or entertainment, contact your supervisor, or Legal or the CD.

4.	RECORDS AND REPORTING

Boston Partners must retain records of all Gifts and Entertainment given or received for a period of a minimum of five years. Records of all received Gifts and Entertainment must be logged in ComplySci. Outgoing Gifts and Entertainment are not reported through ComplySci. Records of outgoing Gifts and Entertainment are retained by administration responsible for purchasing and disseminating the Gifts and Entertainment, which are recorded using travel and expense reimbursement forms/systems retained by Boston Partners Finance Department.

I.	FOREIGN CORRUPT PRACTICES ACT POLICY

In addition to Boston Partners internal Code of Ethics, salespersons soliciting in foreign jurisdictions must be aware of compliance with the Foreign Corrupt Practices Act (the “FCPA”).

Anti-bribery Provisions

The FCPA makes it unlawful to bribe foreign government officials to obtain or retain business.

5 Elements:

1.	Who: The law applies to any individual, firm, officer, director, employee or agent of a firm and any stockholder acting on behalf of a firm.

2.

Corrupt intent: The person making the payment must have a corrupt intent and the payment must be intended to induce the recipient to misuse his official position to direct business wrongfully to the payer (or firm.)

3.	Payment: Money or anything of value.

4.

Recipient: Corrupt payments to a foreign official, a foreign political party or party official, or any candidate for foreign political office. “Foreign official” means any officer or employee of a foreign government, a public international organization, or any department or agency thereof or any person acting in an official capacity.

5.	Business Purpose Test – Payments made in order to assist the firm in obtaining or retaining business. Interpreted broadly.

Exception:

Payments to facilitate or expedite performance of a “routine governmental action.” Such as: obtaining permits; licenses; or other official documents; processing governmental papers such as visas; providing police protection; mail pick-up and delivery; providing phone service; power and water supply; loading and unloading cargo; protecting perishable products; scheduling inspections.

Procedures:

Gift giving, entertainment and political contribution policies are incorporated in this policy. Employees may not make payments on behalf of Boston Partners.

In the case of a request for facilitation or other payment by any foreign official, candidate, organization, agency or government or any person acting on their behalf, payment on behalf of Boston Partners requires the review and authorization by both the CFO and CLO.

Violations:

The sanctions for FCPA violations can be significant. Companies and individuals that have committed violations of the FCPA may have to disgorge their ill-gotten gains plus pay prejudgment interest and substantial civil penalties. Companies may also be subject to oversight by an independent consultant.

J.	CHARITABLE CONTRIBUTIONS POLICY

From time to time, Boston Partners or its Supervised Persons may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, Boston Partners has adopted the following procedures.

If a contribution is requested by a client, Boston Partners may agree to charitable contributions subject to the following terms.

a.	The check must be made in Boston Partners’ name (not the client or the Supervised Person)

b.	Any tax benefit is taken by Boston Partners

c.	The contribution does not directly benefit the client

d.	The contribution is not made to satisfy a pledge made by the client

e.

The contribution must be made payable to the 501c3 charitable organization (otherwise, the contribution may be subject to LM-10 filing with the DOL). Upon receiving a charitable contribution request from a labor organization or employee, please contact the CD.

Charitable contributions must be pre-approved by your supervisor. Check request records and corresponding payments will be maintained by Boston Partners Finance Department.

K.	POLITICAL CONTRIBUTIONS POLICY

From time to time, Boston Partners or its employees may be asked by a client to make political contributions. In addition, Supervised Persons and members of their household, by their own volition, may seek to make individual political contributions. As an investment adviser, Boston Partners is often eligible to manage money on behalf of a state or municipality. To avoid any real or perceived conflict of interests, Boston Partners requires that all personal political contributions, including members of their household, be subject to a preclearance policy.

For the purposes of this policy, political contribution includes a direct payment of money or contribution of goods or services to, purchase of a ticket to and costs of hosting a fundraising event for, a campaign organization, or fund raising work done on behalf of, or to benefit, a political campaign organization or candidate.

Certain contributions, even within your voting jurisdiction, may restrict or prohibit Boston Partners from transacting business with a related public entity. If a Supervised Person or a member of their household exceeds the stated contribution guidelines, Boston Partners is prohibited from providing advisory services for compensation to the effected government entity for two years after the contribution.

1.	FIRM CONTRIBUTIONS

Boston Partners does not make political contributions.

2.	INDIVIDUAL CONTRIBUTIONS

For all Supervised Persons (including members of the household)

a.	Boston Partners will not reimburse any employee for individual political contributions. In addition, the Boston Partners’ corporate credit card cannot be used to make contributions.

b.	Preclearance is required for all individual contributions to state, municipal and local candidates and campaigns, whether inside or outside your voting jurisdiction.

c.	Preapproval is required prior to becoming a member of or contributor to any Political Action Committee (“PAC”).

d.

Preclearance is not required prior to individual personal contributions to national election campaigns, national political parties, or candidates for national office such as President of the U.S. or members of the U.S. Senate or House of Representatives unless the candidate is a current state or municipal office holder.

e.	Under federal laws personal contributions for which preclearance is required will be limited to:

•	$350 per household per election per year for candidates for whom a supervised person is eligible to vote.

•	$150 per household per election per year for candidate for whom a supervised person is not eligible to vote.

Limitations under state or municipals laws may differ.

f.	Coordinating or soliciting contributions or payments to elected officials or any state or local political party is prohibited.

g.	If a Supervised Person becomes aware that he or she has exceeded the limitations above, he or she shall contact the CD immediately and the contribution may be required to be returned.

h.	If there is a chance that an individual contribution may cause a conflict of interest with Boston Partners’ business, please consult with the CD.

Political contribution preclearance is effectuated through ComplySci’s system. All political contributions, whether subject to pre-clearance or not, must be logged in ComplySci.

L.	OUTSIDE BUSINESS ACTIVITIES

A potential conflict of interest exists between a Supervised Person’s duties to Boston Partners and its clients when individuals are permitted to engage in outside business activities.

Written requests must be submitted to the Supervised Person’s supervisor with a copy to the CD prior to a Supervised Person seeking to:

•	engage in any outside business activity, or

•	accept any position as an officer or director of any corporation, organization, association, or mutual fund.

The written request must contain all the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the employee will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received. Supervised Persons are prohibited from serving on the boards of directors of publicly traded companies.

The CD, in conjunction with the Supervised Person’s supervisor and the Director of Human Resources, will review and/or identify any potential conflicts.

If approved, the CD will provide the Supervised Person with written approval. In addition, if applicable, the CD will ensure that a registered representative’s Form U4 is updated with the FINRA. If a resolution to the conflict cannot be reached, the Supervised Person may be asked to terminate either his/her outside employment or his/her position with Boston Partners.

Finally, upon employment and annually thereafter, Supervised Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire (“Questionnaire”). The Questionnaire requests information regarding a Supervised Person’s outside business activities. The CD will verify items reported on the Questionnaire against written requests received throughout the year.

M.	REPORTING VIOLATIONS

All Supervised Persons must report violations of this Code promptly to the CD and the General Counsel. Boston Partners is committed to treating all Supervised Persons in a fair and equitable manner.

Individuals are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or Boston Partners’ ability to provide a quality product to its clients while operating under the highest standards of integrity. Retaliation against any individual making such a report is prohibited and constitutes a violation of the Code. Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Based on facts and circumstances, the CD may escalate the matter to Boston Partners’ Management Committee for resolution. Supervised Persons may make use of Boston Partners’ Global Whistle Blowing Policy as summarized in the Employee Handbook.

N.	ANNUAL REVIEWS AND CERTIFICATIONS

The CD will review the Code annually and update any provisions and/or attachments which Boston Partners deems require revision.

Upon employment, all Supervised Persons are required to certify that they have:

1.	Received a copy of the Code;

2.	Read and understand all provisions of the Code; and

3.	Agreed to comply with all provisions of the Code.

At the time of any material amendments to this Code, all Supervised Persons are required to:

1.	Certify they have read and understood the amendments to the Code; and

2.	Agree to comply with the amendment and all other provisions of the Code.

Annually, all Supervised Persons are required to:

1.	Certify they have read and understand all provisions of the Code; and

2.	Agree to comply with all provisions of the Code.

O.	MATERIAL VIOLATIONS AND SANCTIONS

A material code of ethics violation means a breach of the Code that raises relatively serious issues that suggest the possibility of a violation of the securities laws, particularly Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder or Section 206 of the Investment Advisers Act of 1940. The triggering event can vary based on the specific facts and circumstances of a situation, but may include issues such as insider trading, front running, short-term trading, market timing or other circumstances or patterns of incidents or transactions or a series of minor violations which in their aggregate may constitute a serious violation.

Regardless of whether a government inquiry occurs, Boston Partners views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any Supervised Persons committing a violation, including, but not necessarily limited to, censure, suspension, monetary penalties, or termination of employment.

P.	FURTHER INFORMATION

Any Supervised Person that has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, should consult Legal or the CD.

Q.	RECORDKEEPING

Boston Partners shall maintain the following records at its principal offices as follows:

A.	This Code and any related procedures, and any code of ethics of Boston Partners that has been in effect during the past five years, shall be maintained in an easily accessible place;

B.

A record of any violation of this Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.

A copy of each report under this Code made by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.	A copy of each report by the CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

E.

A record of any decision, and the reasons supporting the decision, to approve an acquisition by a Supervised Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.